Exhibit 1.3

SUPPLEMENTAL CONFIRMATION

To:	Lexington Realty Trust One Penn Plaza, Suite 4015 New York, New York, 10019-4015

From:	JPMorgan Chase Bank, National Association New York Branch 383 Madison Avenue New York, NY 10179

Re:	Registered Forward Transaction

Ladies and Gentlemen:

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Registered Forward Transaction entered into between JPMorgan Chase Bank, National Association, New York Branch (“Dealer”) and Lexington Realty Trust (“Counterparty”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for each Transaction referenced below.

1.       This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation between Dealer and Counterparty dated as of May 10, 2021 (the “Master Confirmation”), as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.       The terms of each Transaction to which this Supplemental Confirmation relates are as follows:

Spread:	0.75%
Initial Stock Loan Rate:	50 basis points per annum
Maximum Stock Loan Rate:	200 basis points per annum
Forward Price Reduction Dates:	As specified on Schedule I hereto
Forward Price Reduction Amounts:	As specified on Schedule I hereto

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty hereunder, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to us.

Yours faithfully,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

		By:	/s/ Kevin Cheng
Name: Kevin Cheng
Title: Executive Director

Agreed and accepted by:

LEXINGTON REALTY TRUST

By:	/s/ Joseph S. Bonventre
Name: Joseph S. Bonventre
Title: Executive Vice President

SCHEDULE I

FORWARD PRICE REDUCTION DATES AND AMOUNTS

Forward Price Reduction Date	Forward Price Reduction Amount

Trade Date	USD 0.000
[*]	USD [*]
[*]	USD [*]
[*]	USD [*]
[*]	USD [*]
[*]	USD [*]